EXHIBIT 8.1

LIST OF SUBSIDIARIES AS OF DECEMBER 31, 2002

Subsidiary	Incorporating Jurisdiction
Intravelnet Inc.	Alberta, Canada

ATM Travel Group Ltd.	British Columbia, Canada